Shareholder Letter Second Quarter 2023 August 3, 2023 Exhibit 99.1

Second Quarter 2023 1 Fellow   Shareholders, Q2 was a strong quarter of execution for Coinbase and marked continued progress in our journey to build a company that is increasingly efficient and financially disciplined. One year ago in Q2 2022, we started reducing our expense base to operate more efficiently. One year later, we're proud to say that our quarterly recurring operating expenses have dropped nearly 50% Y/Y (defined as technology & development, general & administrative, and sales & marketing). This includes a 30%+ Y/Y reduction in headcount which, while painful, has paved the way for a more efficient environment where our teams are exhibiting stronger execution, and yielding results. In Q2, we again generated positive Adjusted EBITDA and increased our $USD Resources for the first time since late 2021, all while continuing to grow our product suite. Our ambition remains unchanged: to build trusted and easy to use products and services to bring over 1 billion people into crypto. In Q2, we made further progress toward this bold goal such as expanded access to derivatives products to customers outside the US, being selected by many leading asset managers to provide critical infrastructure underpinning their proposed bitcoin spot ETF products, and more recently, made tangible steps to move our Base product from pilot to general availability. As we look ahead, we are expanding our focus towards crypto use cases beyond trading. As an example, Base is an investment in blockchain infrastructure which we expect will drive down transaction costs and increase transaction speed – key attributes we believe will unlock new use cases over time.  This quarter also represented progress for crypto regulation, both in the US and globally. In the US, we’re beginning to see a pathway for bipartisan legislation that could enshrine consumer protections and an equitable market structure framework, while also recognizing the importance of keeping crypto innovation in the US. Likewise, the EU saw the implementation of its long-planned Markets in Crypto-Assets Regulation (MiCA), which institutes uniform market rules for crypto in all 27 EU member states.  These last few quarters have been challenging and invigorating alike, but by strengthening our financial health we are well positioned to generate the resources we need to keep investing as we build the future of crypto and help drive regulatory clarity to update the financial system. The existing financial system, built over a century ago, is outdated and ill-equipped for today's digital economy, leading to global inefficiencies and limitations. At Coinbase, we aim to bridge the gap between this aging system and the burgeoning cryptoeconomy in order to bring over 1 billion people into crypto. Although the journey may entail volatility, given the industry's nascent stage - yet enormous potential - we perceive challenges as opportunities, remaining steadfast in our mission to increase global economic freedom.

Chapter 1

We are building a sustainable business to drive long-term growth; in Q2, our continued financial discipline resulted in $97 million of Net Loss and positive $194 million of Adjusted EBITDA. Total revenue was $708 million, down 8% Q/Q, and net revenue was $663 million, down 10% Q/Q. Transaction revenue performance underlying these results reflects multi-year lows in crypto volatility. Recurring operating expenses (technology & development, sales & marketing, and general & administrative) collectively declined 1% Q/Q to $664 million and were lower than our outlook range, driven by our continued focus on expense management. Net loss was $97 million and Adjusted EBITDA was $194 million. Our balance sheet strengthened to $5.5 billion in $USD resources which increased $156 million Q/Q.

Chapter 2

Focused on product excellence, innovation and building the foundation for crypto utility to bring 1 billion people into crypto. The financial system needs an upgrade and our goal at Coinbase is to build products and services to help unlock economic freedom for people globally. In Q2, we made several enhancements to our core trading offering, including listing more assets, improving our Advanced Trade product suite, and supporting the Shapella upgrade. We also made good progress on innovations to better meet the needs of advanced and international clients, including expanding access to derivatives trading for international institutional customers, launching Prime Financing, and being selected as the trusted partner for a variety of leading ETF applications from industry leading asset managers. Longer-term, we are focused on further driving crypto utility by building infrastructure and products that will facilitate crypto's use in everyday transactions. We are proud to be launching Base and enhancements to our Wallet product in support of these efforts.

Chapter 3

Driving regulatory clarity to protect consumers and unlock global growth and innovation. One of our highest priorities is achieving regulatory clarity for our industry. Last quarter we expressed optimism that we would see progress on crypto legislation, and are encouraged by recent proposed legislation that shows signs of progress. Still, despite our good faith efforts and transparency of our business to the SEC for years now, we were deeply disappointed that the SEC brought an unwarranted enforcement against us in June, and that ten states initiated proceedings about our staking services. We are confident in the work we have done to abide by all federal and state securities laws, and as we vigorously defend that work, we plan to use these proceedings as an opportunity to bring more clarity to our industry as a whole.

Chapter 4

Q3'23 Outlook. In July, we generated approximately $110 million of transaction revenue. We expect Q3 subscription and services revenue to be at least $300 million and Q3 transaction expenses as a percentage of net revenue to be in the mid teens. We anticipate Q3 technology & development and general & administrative expenses to be $575-625 million, with the Q/Q increase primarily driven by the timing of recognition of stock-based compensation expenses. We expect sales & marketing expenses to be $80-90 million. Lastly, we maintain our goal to improve full-year 2023 Adjusted EBITDA in absolute dollar terms versus full-year 2022.

For a reconciliation of net loss to Adjusted EBITDA used in this shareholder letter, please refer to the reconciliation table in the section titled "Reconciliation of Net Loss to Adjusted EBITDA," following the financial statements included at the end of this shareholder letter.

Select Key Financial Metrics

FINANCIAL METRICS ($M)	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Net Revenue	803	576	605	736	663
Net Loss	(1,094)	(545)	(557)	(79)	(97)
Adjusted EBITDA	(151)	(116)	(124)	284	194

Q2'23 Coinbase Results vs. Outlook

METRIC	COINBASE Q2 OUTLOOK (MAY 2023)	Q2 ACTUALS
Subscription and Services Revenue	Around $300 million	$335 million
Transaction Expenses *as a percentage of net revenue*	Low to mid teens as a % of net revenue depending on revenue mix	16%
Technology and Development + General and Administrative Expenses *including stock-based compensation*	$600-$650 million *including ~$190 million in stock-based compensation*	$580 million *including $185 million in stock-based compensation*
Sales and Marketing Expenses *including stock-based compensation*	$80-$90 million *including ~$15 million in stock-based compensation*	$84 million *including $15 million in stock-based compensation*

coinbase

Second Quarter 2023

2

Second Quarter 2023 3 Chapter 1  We are building a sustainable business to drive long-term growth; in Q2, our continued financial discipline resulted in $97 million of Net Loss and $194 million of Adjusted EBITDA Overall crypto market cap was flat Q/Q at $1.2 trillion when comparing end of Q2 to end of Q1, and the average crypto market cap increased 12% Q/Q from $1.1 trillion in Q1 to $1.2 trillion in Q2. The price of BTC, which comprises nearly half of crypto market cap, has proven to be resilient in the face of regulatory actions and discrete crypto industry participant issues and has increased more than 75% year-to-date. Crypto asset volatility, another key macro driver, declined in Q2 to multi-year low levels. Over the past year, we have seen multiple events cause short term spikes in volatility, but overall we have seen lower absolute levels of volatility as compared to the prior five years. In Q2, these macro drivers resulted in global spot market trading volumes declining 48% Q/Q. CRYPTO MARKET CAP $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 1% 2% 3% 4% 5% 6% 7% JAN 23 FEB 23 MAR 23 APR 23 MAY 23 JUN 23 JUL 23 C r y p to M a r k e t C a p ( B il li o n s ) C r y p to A s s e t V o latility ROLLING 7-Day VOLATILITY Crypto Market Cap vs. 7-Day Rolling Volatility (Year-to-Date) XRP Ruling Wells Notice SEC Complaintsbanking crisis Total revenue was $708 million, down 8% Q/Q. Net revenue was $663 million, down 10% Q/Q. Other revenue grew 26% Q/Q to $45 million, driven by higher invested cash balances and higher interest rates. Recurring operating expenses collectively declined 1% Q/Q to $664 million. Net loss was $97 million and Adjusted EBITDA was $194 million. Our balance sheet strengthened to $5.5 billion in $USD resources which increased $156 million Q/Q.

Note: Figures presented may not sum precisely due to rounding

Total Revenue ($M)

TOTAL REVENUE	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Transaction revenue					
Consumer, net	616.2	346.1	308.8	352.4	310.0
Institutional, net	39.0	19.8	13.4	22.3	17.1
Total transaction revenue	**655.2**	**365.9**	**322.1**	**374.7**	**327.1**
Subscription and services revenue					
Blockchain rewards	68.4	62.8	62.4	73.7	87.6
Custodial fee revenue	22.2	14.5	11.4	17.0	17.0
Interest income	32.5	101.8	182.2	240.8	201.4
Other subscription and services revenue	24.3	31.4	26.7	30.1	29.4
Total subscription and services revenue	**147.4**	**210.5**	**282.8**	**361.7**	**335.4**
Net Revenue	**802.6**	**576.4**	**604.9**	**736.4**	**662.5**
Other revenue					
Corporate interest and other income	5.7	14.0	24.2	36.1	45.4
Total other revenue	**5.7**	**14.0**	**24.2**	**36.1**	**45.4**
Total Revenue	**808.3**	**590.3**	**629.1**	**772.5**	**707.9**

Transaction Revenue

Q2 total transaction revenue was $327 million, down 13% Q/Q. Transaction revenue was driven by a 37% Q/Q decrease in trading volume (resulting in a market share gain, as we outperformed the global crypto spot market which declined 48% Q/Q) and partially offset by higher realized fees due to a mix shift in our quarterly trading activity.

Consumer Transaction Revenue

Consumer transaction revenue was $310 million in Q2, down 12% Q/Q. Q2 consumer trading volume was $14 billion, down 33% Q/Q and in-line with the US spot market. Within consumer, advanced trading volume declined more than simple volume, which we believe was driven by the low volatility environment as more advanced traders stepped back. This resulted in a higher blended average fee rate in Q2 compared to Q1. Within simple, we gained market share in Q2 as we believe customers increasingly sought the crypto forward, trusted, and compliant product offerings from Coinbase.

Institutional Transaction Revenue

Q2 institutional transaction revenue was $17 million, down 24% Q/Q. Institutional trading volume was $78 billion, down 37% compared to Q1. Our institutional trading volume decline was primarily driven by lower Markets volume (consisting of market maker volume on our trading platforms) given the low volatility environment. Meanwhile, we continued to see trading volume growth on Coinbase Prime, which helped support a higher blended average fee in Q2 compared to Q1.

Our institutional clients remain committed to their long-term plans around digital innovation. Coinbase Prime trading volume growth was driven by continued elevated institutional onboarding, and ongoing recognition by our clients that Coinbase offers the high quality, trusted platform with a comprehensive suite of products – from custody and trading to financing – that they increasingly seek.

coinbase
Second Quarter 2023
4

State of Crypto Summit

In June, Coinbase hosted its inaugural State of Crypto Summit, a meeting of over 400 leading institutional investors, corporate executives, media professionals, and industry regulators. The panels revolved around the resilience of the global crypto ecosystem, the real-world use cases driving adoption, and the global competition among major financial hubs to establish themselves as centers for crypto. We brought together thought leaders from BlackRock, Fidelity, Franklin Templeton, the Brookings Institute, Ribbit Capital, Union Square Ventures, and regulatory bodies such as Abu Dhabi Global Markets and the European Commission, with an overarching sentiment focusing on the transformative power of crypto in innovating the financial system.

The Summit highlighted that the majority of institutions in attendance are rapidly integrating into the space to prepare for waves of crypto adoption. The panelists anticipated that tokenization could be a key driver of this institutional adoption, with many already launching tokenized funds, and recognized the role of blockchain technology in providing value beyond merely an asset class, notably in areas like stablecoins, DeFi, NFTs, and decentralized identity.

In addition to the flurry of recent ETF applications, our recent State of Crypto report shows that 40% of the Fortune 500 executives surveyed say their companies have increased investment in these technologies in the past year and 57% expect that their company's investment will increase in the next two years. If this is what we see amidst the regulatory uncertainty, we eagerly await the trajectory on the other side of legislation.

Note: Figures presented may not sum precisely due to rounding

TRADING VOLUME ($B)	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Consumer	46	26	20	21	14
Institutional	171	133	125	124	78
Total	**217**	**159**	**145**	**145**	**92**

TRADING VOLUME (% OF TOTAL)	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Bitcoin	31%	31%	35%	32%	40%
Ethereum	22%	33%	33%	24%	23%
Other crypto assets	47%	36%	33%	45%	38%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

TRANSACTION REVENUE (% OF TOTAL)	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Bitcoin	31%	31%	35%	36%	39%
Ethereum	22%	24%	19%	18%	21%
Other crypto assets	47%	45%	46%	46%	39%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

coinbase
Second Quarter 2023
5

Subscription & Services Revenue

Q2 subscription and services revenue was $335 million, down 7% Q/Q. On a Q/Q basis, the decline in subscription and services revenue was due to lower interest income driven by lower USDC market capitalization. Subscription and services revenue exceeded our outlook from higher interest income driven primarily by higher interest rates, as well as from blockchain rewards revenue which benefited from both higher average crypto asset prices and higher MEV boost rewards. The higher MEV boost rewards resulted from higher Ethereum network activity during Q2. When applying constant Q2 average crypto prices to prior quarters, subscription and services revenue would have declined 10% in Q2 compared to Q1.



Subscription and Services Revenue ($M)
Revenue as Reported
$400
$300
$200
$100
0
147.4
210.5
282.8
361.7
335.4
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Revenue Adjusted to Avg Q2'23 Price[1]
$400
$300
$200
$100
0
117.6
210.1
300.8
371.5
335.4
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23

[1] Graph is illustrative of subscription and services revenues assuming that average crypto asset prices from the second quarter of 2023 were consistent throughout the period shown

Assets on platform (AOP) was $128 billion, down a modest 1% Q/Q. The decline was driven primarily by fiat outflows from crypto-native institutions, who had elevated fiat inflows to Coinbase towards the end of Q1 in connection with the banking crisis. Crypto AOP was largely unchanged Q/Q as net inflows were offset by slight declines in end of period prices for some assets. In Q2, our simple retail customers continued to hodl their crypto at all-time high levels, which we believe reflects their long-term conviction in crypto.

Blockchain rewards revenue grew 19% Q/Q to $88 million or 13% of net revenue. The primary drivers of the Q/Q growth were higher staked balances – including a significant increase in institutional ETH balances subsequent to the Shapella upgrade in April. In addition, higher average asset prices (notably, the average price of ETH increased 17% Q/Q) and MEV boost rewards also contributed to the growth.

Consumer and institutional staking have different product designs which impacts our financials differently. Consumer blockchain reward revenues are recognized on a gross basis and rewards are passed back to consumers, which are recognized as transaction expenses. The majority of our institutional blockchain rewards, which includes ETH staking rewards, are architected such that rewards are distributed directly to the institutional customer at the blockchain level, and only our commission is recognized as revenue. Adjusting for rewards passed to customers, blockchain rewards represented approximately 4% of net revenue in Q2. Our largest staked balance was ETH, which was $7.0 billion as of 6/30 ($2.2 billion of which was from institutions).

coinbase Second Quarter 2023 6

Custodial fee revenue was $17 million, flat Q/Q. While average assets under custody increased 14% Q/Q to $59.6 billion, our blended average fee rate decreased compared to Q1 due to a change in customer mix. As we onboard new clients onto Coinbase Prime, we are customizing pricing based on customer needs between trading, custody, financing, and other products. As a result, we anticipate that our product-specific fees will vary from quarter to quarter depending on the types of customers onboarded and using the Coinbase Prime suite of products in any particular period.

Interest income declined 16% Q/Q to $201 million, of which $151 million was from USDC. The primary driver of the decrease in interest income was the 28% decrease in average USDC market cap. We primarily generate interest income in two ways:

- **USDC.** At the end of Q2, we had approximately $1.8 billion of USDC on platform, up from $1.2 billion at the end of Q1. Our customer USDC balance benefitted from a $500 million inflow from MakerDao for custody.

- **Customer fiat.** Customer fiat balances decreased to $3.8 billion at the end of Q2, down from $5.4 billion at the end of Q1. The primary driver of the decline were outflows from a small group of crypto-native institutions, who had elevated fiat balances on our platform towards the end of Q1 in connection with the banking crisis. As a reminder, customer fiat balances vary on a quarter to quarter basis depending on customer activity and we do not manage our business to grow these balances.

Lastly, other subscription and services revenue declined 2% Q/Q to $29 million driven primarily from non-recurring advisory fees received in Q1 that elevated revenue last quarter. We continued to see revenue growth in Coinbase One, where we saw higher average subscribers Q/Q. Q2 subscriber growth benefited from international expansion efforts earlier in the year which we plan to continue in the second half of 2023.

Expenses

In Q2, we continued to operate with a heightened focus on cost and efficiency. Q2 total operating expenses were $781 million, down 13% Q/Q. Recurring operating expenses – consisting of technology & development, sales & marketing, and general & administrative, declined 1% Q/Q to $664 million.

Note: Figures presented may not sum precisely due to rounding

Operating Expenses ($M, except full-time employees)

OPERATING EXPENSES	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
Transaction expense	167.2	101.9	83.0	96.4	108.2
% of net revenue	21%	18%	14%	13%	16%
Sales and marketing	140.9	75.9	93.1	64.0	83.9
% of net revenue	18%	13%	15%	9%	13%
Technology and development	609.2	556.3	590.1	358.0	320.7
General and administrative	470.2	339.2	377.7	248.8	259.0
Restructuring	42.5	(1.2)	(0.5)	144.5	(1.0)
Other operating expenses (income), net	422.8	74.8	40.6	(15.2)	10.8
Total operating expenses	**1,852.7**	**1,146.8**	**1,184.0**	**896.4**	**781.5**
Non-cash crypto related impairment	377.0	0.0	5.7	12.1	8.5
Total operating expenses, absent impairment	**1,475.7**	**1,146.8**	**1,178.3**	**884.3**	**773.0**
Full-time employees (end of quarter)	4,977	4,706	4,510	3,535	3,406

coinbase

Second Quarter 2023

7

Second Quarter 2023 8 Q2 transaction expenses were $108 million, up 12% Q/Q. The primary driver of the increase in absolute dollars was due to an increase in staking rewards paid to consumers and higher miner fees associated with elevated Ethereum network activity. Q2 transaction expenses as a percentage of net revenue was 16%, up from 13% in Q1. The percentage increased due to a revenue mix shift towards blockchain reward revenue as well as an increase in miner fees. Sales and marketing expenses were $84 million, up 31% Q/Q and within our outlook range. The primary driver of the increase was seasonal spend associated with our NBA partnership. To a lesser degree, growth in USDC rewards also contributed to the Q/Q growth.  Technology and development expenses were $321 million, down 10% Q/Q. The primary drivers of the decrease were increased operational efficiencies, specifically for web hosting and third party software. General and administrative expenses were $259 million, up 4% Q/Q. The primary drivers were higher legal expenses and higher rent expense due to a lease termination, as previewed in our Q1 shareholder letter. These expenses were partially offset by additional operating efficiencies we saw due to lower headcount related spend. In addition, in Q2 we reversed $10 million of charges related to indirect tax liabilities to reflect the application of certain indirect tax rules and our facts, including changes to our legal entity structure. Our indirect tax liabilities are determined based on rules and legal provisions that for crypto are under development and in flux. Other operating expenses were $11 million and primarily consisted of crypto impairment expenses, partially offset by realized crypto asset gains resulting from ongoing operations. Stock-based compensation was $200 million and consistent with our outlook.  Our Q2 effective tax rate was negative 24% due to lower tax benefits from a reduced annual estimated tax rate as a result of the Company's year-to-date performance. For the six months ended June 30, 2023, our effective tax rate was 28% and higher than the statutory rate of 21% primarily due to recognition of tax benefits from a partial release of a valuation allowance and offset by nondeductible stock-based compensation. Our Q2 fully diluted share count was 282.3 million. This includes 236.9 million common shares and 45.4 million dilutive securities (including 3.7 million shares associated with our 2026 Convertible Notes which have a conversion price of $370.45). We ended Q2 with $5.5 billion in total available $USD resources which we define as cash and cash equivalents, USDC, and custodial account overfunding. This represents an increase of $156 million or 3% compared to Q1. Share Count  Capital and Liquidity

2023 Q2 Total $USD Resources ($M)


TOTAL $5,482M
CORPORATE CASH HELD AT THIRD PARTY VENUES
$181M
USDC
$315M
CORPORATE CASH
$1,166M
MONEY MARKET FUNDS
$3,820M

2023 Q1 to Q2 Change in $USD Resources ($M)


Custodial Account Overfunding
USDC
Cash and Equivalents (excl. Restricted Cash)
5,326M
303M
5M
5,018M
Mar 31 2023
213M
Adj. Op. Cash Flow
(16M)
Capex + Internally Developed Software
(2M)
M&A + Ventures
31M
Crypto Investments, Inventory, and Other²
(45M)
Repurchases of 2026 Convertible Notes
(41M)
Net Equity Transactions⁴
1M
Financing Collateral (Fiat)
24M
Financing Collateral (USDC)⁵
(9M)
Other⁶
5,482M
315M
5,167M
Jun 30 2023
OPERATING¹
213M
INVESTING
13M
FINANCING³
(85M)
OTHER
15M
TOTAL
156M

[1] Cash flows due to operating activities, excluding the net change in USDC and deposits in-transit.

[2] Crypto disposals and purchases across crypto investment portfolio, operating purposes, and other business activities.

[3] Cash flows used in financing activities, excluding the change in customer custodial cash liabilities.

[4] Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan.

[5] Represents net inflows of USDC relating to financing collateral.

[6] Other includes the effect of FX on corporate cash, offset by transfers from restricted cash and net inflows of USDC for investing and financing activities and working capital.

coinbase
Second Quarter 2023
9

Second Quarter 2023 10 The $156 million increase in $USD resources can be attributed to Operating activities: $213 million net source of cash, primarily driven by $194 million of Adjusted EBITDA during the quarter. Q2 operating cash flow had a $44 million one-time benefit as we collected a receivable related to the banking crisis, as noted in our Q1 shareholder letter Investing activities: $13 million net source of cash, consisting of net inflows of $31 million primarily from disposals of crypto asset inventory associated with ongoing operations, offset by $16 million used for internally developed software and capital expenditures and $2 million used for M&A / ventures Financing activities: $85 million net use of cash, largely driven by $41 million used in net equity transactions primarily driven by net share settlement of employee equity awards and $45.5 million in cash paid for repurchases of our 2026 Convertible Notes. In June, we opportunistically repurchased $64.5 million of our 2026 Convertible Notes for $45.5 million, representing a 29% discount to par value. The repurchase was a continuation of our efforts to build a company that is more efficient and financially disciplined, and we may consider additional such opportunities from time to time as market conditions warrant Other activities: $15 million increase, primarily driven by net inflows of USDC relating to collateral returned, offset by effects of FX on corporate cash. We also consider our crypto assets held as investments as other unencumbered resources available to us. The fair market value of our crypto assets held as investments was $649 million as of June 30, 2023 and had an impaired cost basis of $322 million. When including our crypto investments, total available resources totaled $6,131 million. We maintained our longstanding commitment to operational and risk excellence throughout Q2. There were no material changes to our exposures during the quarter. At the end of Q2 we had $471 million in total credit and counterparty risk (excluding banks), stemming from $211 million loans to customers, $181 million in cash held at third party venues, and $79 million in collateral posted.  In May, we announced that we would no longer issue new loans to retail customers as part of our ongoing product prioritization efforts. We plan to work with customers to close these loans over the remainder of the year. We plan to continue to offer and expand our institutional financing products, with our continued standard practices of requiring 100%+ in collateral and rigorous risk monitoring. Credit and Counterparty Risk

Second Quarter 2023 11 Chapter 2  Focused on product excellence, innovation and building the foundation for crypto utility to bring 1 billion people into crypto The global financial system needs an upgrade. Its infrastructure was established over a century ago and simply was not designed to support today’s digital economy. This dated system is leading to inefficiencies and limitations that burden individuals and businesses globally, costing time, money, and reducing access to services that have the potential to usher in an age of true economic freedom.  Our goal at Coinbase is to build the products and services that will bridge the divide between the traditional financial system and the cryptoeconomy, and unlock economic freedom for one billion people globally.  While crypto has primarily been used as a store of value and asset trading, we see crypto and its underlying technology – the blockchain – as a powerful tool that can transform not only the financial system, but the digital world as we know it. Crypto represents a cheaper and faster payment system; it’s an open platform for application development that empowers builders and users; and it’s a powerful tool for individuals to own their own data and identity. Coinbase was founded on the simple principle that anyone, anywhere, should be able to easily and securely send and receive Bitcoin. For the past 11 years we have invested in offering the most compliant, trusted, secure, easy-to-use platform for accessing the cryptoeconomy. Recent findings from surveys conducted by YouGov and Qualtrics confirm that people around the world view Coinbase and its premium product offerings as the most trusted crypto platform.  We continue to strengthen and enhance our platform to bring the best and most trusted trading products to our customers. Specifically in Q2 Adding assets and payment rails: We continued to focus our efforts on offering more onramps to crypto via new payment methods and expanding access to new projects to maximize choice and access to our customers. For example, in Q2 we added 7 new assets across 5 networks, in addition to the relisting of XRP in July, which boosted our total trading revenue and volume. In addition, we expanded our payment methods by enabling PayPal for all users in Germany and the UK and PayID in Australia Advanced Trade: Based on feedback from the advanced trading community, we launched advanced mode on web and expanded support for our 200+ USD order books from US users only to users globally. Despite low volatility and an overall decline in Q/Q advanced trading volume, we saw good adoption of these new features and order books which helped support trading volume and customer engagement Supported Ethereum Shapella upgrade: We quickly activated the unstaking functionality for both consumer and institutional customers within 24 hours of the Ethereum network upgrade in April, achieving this milestone without any loss of funds. In Q2, we saw significant ETH staking adoption from institutions as a result of these efforts. Equally important are our efforts to continue to innovate and expand our global retail and institutional customer access to new products which expand their ability to use and transact with crypto assets in both financial and non-financial applications. In Q2 we launched Expanded Derivatives Access:  In a continued effort to accelerate our global expansion strategy, we expanded access to perpetual futures products for customers outside the US in May. This is a crucial development in the derivatives market, as it has the potential to unlock latent demand from institutional and sophisticated investors that, until now, had few regulated, trusted platforms to choose from. Following approval from the Bermuda Monetary Authority, our product allows institutional clients in eligible jurisdictions, outside of the US, UK and some EU jurisdictions, to trade perpetual futures, which constituted 75% of global crypto trading volume in 2022.

Second Quarter 2023 12 We now have over 50 institutions onboarded and have traded $5.5 billion in notional contract volume in the first seven weeks of trading. While we are in the early days of investing to build liquidity and grow institutional participation, we are also working to bring new features and additional products to market over the second half of the year, such as additional asset trading books and spot trading. We remain committed to partnering with high-bar global regulators and are encouraging the US to follow the progressive regulatory frameworks seen in emerging crypto hubs Coinbase Prime Financing: In Q2, we launched the first of its kind integrated crypto prime finance offering to enable active and complex trading operations for large financial institutions. Coinbase Prime now features a fully integrated trading, financing and custody solution, allowing clients to deploy long and short leverage based on dynamic, risk-based margining aligned with best in class traditional finance principles. In addition to launching our own products, supporting broader crypto adoption is one of our priorities. We have built many products which enable other developers or institutions to build on top of our products to offer their own crypto products. A good example of this was seen in Q2 with many leading asset managers of ETF applications selecting Coinbase as a key partner. A number of firms and national stock exchanges have applied for bitcoin spot ETFs so far this year, which, if approved, we believe will transform the crypto landscape by broadening the asset class's reach to new investor demographics via a highly regulated, familiar product format. Having partnered with the majority of potential issuers, including BlackRock, we believe Coinbase is strategically positioned to foster this expansion and take a leading role in the ETF landscape by providing comprehensive support with our secure crypto custody, seamless settlement, advanced trading, and comprehensive API reporting services. Longer-term, we are focused on further driving the usage of crypto by building infrastructure and products that will facilitate crypto’s use in everyday transactions. Just like the development of the internet required the creation of foundational tools and protocols, the growth of the crypto economy requires a robust, yet accessible, infrastructure. We have recently launched a number of products we believe will become critical tools and support growth of everyday utility in crypto Base: Today, building crypto and onchain applications is complex and highly specialized. But just like we simplified access to Bitcoin over a decade ago, our goal today is to make onchain applications as builder friendly as their Web2 predecessors. To achieve this vision, we're focused on making layer 2 (L2) in crypto 'just work' by leveraging our Base product suite to empower crypto developers. Base is a Coinbase-incubated, decentralized, secure Ethereum L2 built to allow crypto developers to easily create and deploy onchain apps and for end users to transact securely, easily and at low cost. Our Base products are designed to provide that infrastructure, enabling developers to build the next 'killer apps' of the cryptoeconomy.   Today, we announced Base will open for general availability on Aug. 9, allowing anyone, anywhere to build on its simplified onchain infrastructure. Base is designed for speed, security, and low costs. Since our testnet launch six months ago, we've received an overwhelming response from the builder community, with projects spanning numerous fields like gaming, NFTs, DeFi, and beyond, even extending to novel areas such as onchain restaurants and games Wallet as a Service (WaaS): Wallets are critical products to the crypto ecosystem as any consumer or business needs wallets to engage and transact onchain such as with Dapps or NFTs. In May, we expanded our wallet product offering and launched Wallet as a Service (WaaS). WaaS is a developer tool which leverages our wallet technology to enable businesses or developers to integrate a crypto wallet in their product offering. As an example, WaaS can be used by companies who want to offer NFTs to their customers for brand loyalty programs and enable their customers to hold NFTs in their own apps. We believe this is a foundational tool that will enable the crypto ecosystem to expand.

Second Quarter 2023 13 One of Coinbase’s highest priorities is achieving regulatory clarity for our industry. There are multiple ways to achieve this outcome that we are pursuing – ranging from direct dialogue and engagement with regulators, working with legislators, and the judicial process as well. Our preferred path in every country is comprehensive legislation that protects consumers while allowing the crypto industry to grow and thrive. We are encouraged by the progress in many countries and hope the US follows their lead.  We are deeply grateful and encouraged by the historic bipartisan momentum we have seen recently in the US, however we recognize the path forward is a long and unpredictable road. Last quarter we expressed optimism that we would see progress on crypto legislation, and we now have progress coming out of committee review Financial Innovation and Technology for the 21st Century Act Empowers the CFTC to regulate digital asset commodity spot markets Establishes a pathway to allow platforms to register with the CFTC and SEC to allow trading Provides specific consumer protection rules. Creates a regulatory regime that allows digital asset issuers to launch and raise funds for new crypto projects with appropriate oversight by the CFTC and SEC Clarity for Payment Stablecoins Act of 2023 Creates a clear pathway for both banks and non-banks to issue stablecoins in the US Ensures consistent consumer protection across state and federal regulators Establishes requirements for reserves, transparency, compliance and risk management Clarifies that stablecoins are payment instruments, not securities or commodities. These bills will now head to the House floor where they will be voted on later this year. Should these bills pass the House, they would then progress to the US Senate to be deliberated upon. Even if bills go through the approval processes, it is important to note that further amendments could be offered on these bills. Passing comprehensive legislation may take a long time, but we are committed to doing our part to help achieve the best outcome for our industry.  In support of the momentum in Congress, we also saw increased community engagement and launched our Global Advisory Council. As several members of Congress have advocated, we can do better than the status quo when it comes to regulating crypto in the United States. Regardless of one’s view on crypto, with hundreds of millions of crypto owners globally, we believe they deserve laws and regulations that both protect consumers from bad actors, and enable companies to build new technology confidently within those rules Community engagement. Coinbase is committed to helping the 20 percent of the American public who have participated in the cryptoeconomy be part of the effort of advancing sensible crypto legislation. To date we've expanded the Stand with Crypto initiative, uniting a community of 50,000 advocates spanning all 435 congressional districts. Each advocate represents someone who is deeply invested in crypto's future and who wants to help shape the future of crypto policy Global Advisory Council. In May, we also initiated the Global Advisory Council, inviting a roster of distinguished inaugural members. The Council – along with Coinbase's Asset Management Academic and Regulatory Advisory Council – bolster our efforts to bring recognized leaders to work with us in modernizing the financial systems and making it responsible to the public. We're committed to harnessing the potential of crypto and blockchain technology, and plan to fortify the Council with more leaders boasting substantial global experience in the months ahead. Chapter 3  Driving regulatory clarity to protect consumers and unlock global growth and innovation

Second Quarter 2023 14 Since our founding, we have been committed to compliance. In the absence of guidance from the SEC for our industry, we have developed our own rigorous processes to avoid offering products that the SEC could deem to be securities under existing law. Despite our good faith efforts and the transparency of our business to the SEC and the public for years now, we were deeply disappointed that the SEC brought an unwarranted enforcement action against Coinbase in June, and that ten states initiated proceedings about our staking services the same day. We are confident in the work we have done to abide by all federal and state securities laws, and as we vigorously defend that work we intend to use these proceedings as an opportunity to bring more clarity to our industry as a whole.  Coinbase will be filing a motion to dismiss the case in its entirety, in particular because it is our view that none of the assets or services in the SEC’s complaint constitute investment contracts under longstanding securities law. In the state actions, Coinbase is engaging with all of the states and complying with orders issued by four of the states to restrict new staking by retail customers pending full proceedings on the merits. Although staking services contributed approximately 4% of our net revenue in Q2 (after adjusting for rewards passed to customers), Coinbase is committed to protecting access to staking in all of these states because staking is so fundamental to the operations and development of our industry overall.  Despite the considerable strides we've made, we're still at the dawn of the crypto industry, a situation reminiscent of the internet's earliest days. The internet we know today, brimming with tools and technology, came from the relentless efforts of a community, small in number but big in vision. They foresaw the future without completely understanding the enormous utility they were unlocking. The evolution of the internet into the multifaceted platform it is today required a confluence of numerous technological advancements: the creation of the web, broadband internet, personal computers, cell phone networks, smartphones, and developer tools. Only then could sophisticated modern applications be possible. Crypto, we believe, is on a similar trajectory. At Coinbase, we're striving to build the foundational tools and products that will underpin the crypto industry's next surge and pave the way for the transition to onchain. Our goal is to actualize the real-world utility of crypto, thereby empowering a universe of opportunities for users worldwide.

Chapter 4
Q3'23 Outlook

Our Q3 revenue outlook is largely consistent with the outlook we provided for Q2.

Transaction Revenue

- We generated approximately $110 million of total transaction revenue in July, though we continue to urge caution in extrapolating these results.

Subscription and Services Revenue

- We expect Q3 subscription and services revenue to be at least $300 million. Underpinning this outlook we have the following assumptions:
  - No material changes to assets on platform or average crypto market capitalization compared to the end of July.
  - Finally, as noted earlier we entered into agreements with four state securities regulators in July, pursuant to which retail customers in those states will not be able to stake additional funds. We do not expect a material impact from this action in Q3.

Coinbase Q3 2023 Outlook

METRIC	OUTLOOK
Subscription and Services Revenue	At least $300 million
Transaction Expenses	Mid teens as a % of net revenue *Dependent on revenue mix*
Technology and Development + General and Administrative Expenses	$575 million - $625 million *Including ~$210M in stock-based compensation*
Sales and Marketing Expenses	$80 million - $90 million *Including ~$15M in stock-based compensation*

Expenses

- In total, we expect technology & development and general & administrative expenses to be higher in Q3 driven primarily by an increase in stock-based compensation. We expect total stock-based compensation in the second half of the year to be largely consistent with the first half of the year, however, we expect it to be higher in Q3 as our expense recognition is not linear.
- We remain focused on continuing to optimize our expense base, though we believe the magnitude of future efficiency gains will likely moderate going forward.
- We expect sales and marketing expenses to be consistent with Q2, as the seasonal decline of spend tied to our NBA partnership is offset by increased USDC customer reward payouts driven by both higher on platform balances and higher reward rates.

Looking Ahead

The crypto industry remains volatile, as evidenced by ongoing uncertainty in the regulatory environment. While we can't predict what will happen next, we continue to operate towards our goal of improving Adjusted EBITDA in absolute dollar terms versus full-year 2022.

coinbase Second Quarter 2023 15

Second Quarter 2023 16 Webcast Information  Forward Looking Statements   We will host a question and answer session to discuss the results for the second quarter 2023 on August 3, 2023 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website. This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the third quarter and the full-year ending December 31, 2023, anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our ability to fund our operations through periods of macroeconomic uncertainty and significant volatility in the cryptoeconomy; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political and economic conditions, including interest rate fluctuations, inflation and instability in the global banking system. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 4, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 3, 2023. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Second Quarter 2023 17 Non-GAAP Financial Measure  In addition to our results determined in accordance with US generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and nonrecurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of net loss to Adjusted EBITDA can be found below in the table captioned “Reconciliation of Net Loss to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income or loss, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, loss on investments, net, other impairment, restructuring, gain on extinguishment of long-term debt, net, change in unrealized foreign exchange, fair value gain or loss on foreign exchange derivatives, fair value gain or loss on derivatives, nonrecurring legal reserves and related costs, and other adjustments, net.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	June 30, 2023	December 31, 2022
Assets		
Current assets:		
Cash and cash equivalents	$ 5,166,733	$ 4,425,021
Restricted cash	20,697	25,873
Customer custodial funds	3,848,078	5,041,119
Customer crypto assets[1]	124,243,587	75,413,188
USDC	315,508	861,149
Accounts and loans receivable, net of allowance	427,210	404,376
Income tax receivable	64,759	60,441
Prepaid expenses and other current assets	175,399	217,048
Total current assets	134,261,971	86,448,215
Crypto assets held	485,347	424,393
Lease right-of-use assets	18,210	69,357
Property and equipment, net	186,046	171,853
Goodwill	1,139,670	1,073,906
Intangible assets, net	108,134	135,429
Other non-current assets	1,451,197	1,401,720
Total assets	$ 137,650,575	$ 89,724,873
Liabilities and Stockholders' Equity		
Current liabilities:		
Customer custodial cash liabilities	$ 3,848,078	$ 4,829,587
Customer crypto liabilities[2]	124,243,587	75,413,188
Accounts payable	27,983	56,043
Accrued expenses and other current liabilities	262,251	331,236
Crypto asset borrowings	144,503	151,505
Lease liabilities, current	12,350	33,734
Total current liabilities	128,538,752	80,815,293
Lease liabilities, non-current	8,611	42,044
Long-term debt	3,334,257	3,393,448
Other non-current liabilities	14,252	19,531
Total liabilities	131,895,872	84,270,316
Commitments and contingencies		
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at June 30, 2023 and December 31, 2022; 189,498 and 182,796 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at June 30, 2023 and December 31, 2022; 47,390 and 48,070 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	4,239,319	3,767,686
Accumulated other comprehensive loss	(33,792)	(38,606)
Retained earnings	1,549,174	1,725,475
Total stockholders' equity	5,754,703	5,454,557
Total liabilities and stockholders' equity	$ 137,650,575	$ 89,724,873

(1) Safeguarding assets
(2) Safeguarding liabilities

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Revenue:				
Net revenue	$ 662,500	$ 802,603	$ 1,398,898	$ 1,967,494
Other revenue	45,411	5,722	81,542	7,267
Total revenue	707,911	808,325	1,480,440	1,974,761
Operating expenses:				
Transaction expense	108,200	167,187	204,569	445,013
Technology and development	320,667	609,249	678,698	1,179,913
Sales and marketing	83,853	140,894	147,829	341,098
General and administrative	258,988	470,169	507,749	883,747
Restructuring	(1,035)	42,453	143,454	42,453
Other operating expense (income), net	10,813	422,762	(4,409)	681,389
Total operating expenses	781,486	1,852,714	1,677,890	3,573,613
Operating loss	(73,575)	(1,044,389)	(197,450)	(1,598,852)
Interest expense	21,672	23,656	43,208	45,794
Other (income) expense, net	(16,564)	172,524	3,701	205,368
Loss before income taxes	(78,683)	(1,240,569)	(244,359)	(1,850,014)
Provision for (benefit from) income taxes	18,722	(146,915)	(68,058)	(326,701)
Net loss	$ (97,405)	$ (1,093,654)	$ (176,301)	$ (1,523,313)
Net loss attributable to common stockholders:				
Basic	$ (97,405)	$ (1,093,654)	$ (176,301)	$ (1,523,313)
Diluted	$ (97,601)	$ (1,099,838)	$ (176,497)	$ (1,529,497)
Net loss per share attributable to common stockholders:				
Basic	$ (0.42)	$ (4.95)	$ (0.76)	$ (6.95)
Diluted	$ (0.42)	$ (4.98)	$ (0.76)	$ (6.97)
Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders:				
Basic	234,614	220,988	233,060	219,240
Diluted	234,641	221,034	233,087	219,286

Stock-based Compensation Expense

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Technology and development	$ 123,469	$ 261,232	$ 246,165	$ 517,756
Sales and marketing	14,930	19,396	29,139	34,352
General and administrative	61,373	110,868	123,328	191,529
Restructuring	—	—	84,042	—
Total	$ 199,772	$ 391,496	$ 482,674	$ 743,637

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash flows from operating activities		
Net loss	$ (176,301)	$ (1,523,313)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Depreciation and amortization	78,190	73,607
Investment impairment expense	8,226	69,289
Other impairment expense	8,113	7,949
Stock-based compensation expense	398,632	743,637
Restructuring stock-based compensation expense	84,042	—
Provision for transaction losses and doubtful accounts	1,809	(9,016)
Loss on disposal of property and equipment	7,734	—
Deferred income taxes	(71,435)	(337,520)
Unrealized loss on foreign exchange	16,435	115,072
Non-cash lease expense	34,173	14,451
Change in fair value of contingent consideration	(262)	(8,223)
Loss on investments	23	1,830
Fair value (gain) loss on derivatives	(13,930)	952
Amortization of debt discount and issuance costs	4,403	4,838
Gain on extinguishment of long-term debt, net	(17,855)	—
Realized loss on crypto futures contract	43,339	—
Crypto asset impairment expense	54,333	663,159
Crypto assets received as revenue	(211,923)	(290,209)
Crypto asset payments for expenses	135,002	265,816
Realized gain on crypto assets	(95,390)	(19,121)
Changes in operating assets and liabilities:		
USDC	508,752	(287,984)
Accounts and loans receivable	(36,579)	7,359
Deposits in transit	(88,680)	36,333
Income taxes, net	(7,012)	4,058
Other current and non-current assets	31,003	(663)
Accounts payable	(28,495)	659
Lease liabilities	(32,361)	(4,033)
Other current and non-current liabilities	(19,784)	28,585
Net cash provided by (used in) operating activities	614,202	(442,488)
Cash flows from investing activities		
Purchase of property and equipment	(379)	(3,741)
Proceeds from sale of property and equipment	103	—
Capitalized internal-use software development costs	(30,587)	(32,088)
Business combinations, net of cash acquired	(30,730)	(186,150)
Purchase of investments	(4,808)	(46,902)
Proceeds from settlement of investments	1,133	1,497
Loans originated	(144,283)	(166,648)
Proceeds from repayment of loans	109,630	259,104
Assets pledged as collateral	(839)	—
Assets pledged as collateral returned	42,383	—
Settlement of crypto futures contract	(43,339)	—
Purchase of crypto assets held	(99,064)	(1,204,918)
Disposal of crypto assets held	188,026	761,226
Net cash used in investing activities	(12,754)	(618,620)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,	
	2023	2022
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	16,649	31,866
Taxes paid related to net share settlement of equity awards	(115,392)	(213,133)
Proceeds received under the ESPP	8,985	12,031
Other financing activities	—	3,679
Customer custodial cash liabilities	(987,957)	(3,421,287)
Repurchases of 2026 Convertible Notes	(45,469)	—
Assets received as collateral	5,169	—
Assets received as collateral returned	(3,766)	—
Proceeds from short-term borrowings	31,640	149,400
Repayments of short-term borrowings	(52,122)	(170,000)
Net cash used in financing activities	(1,142,263)	(3,607,444)
Net decrease in cash, cash equivalents, and restricted cash	(540,815)	(4,668,552)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(4,370)	(119,932)
Cash, cash equivalents, and restricted cash, beginning of period	9,429,646	17,680,662
Cash, cash equivalents, and restricted cash, end of period	$ 8,884,461	$ 12,892,178
Cash, cash equivalents, and restricted cash consisted of the following:		
Cash and cash equivalents	$ 5,166,733	$ 5,682,068
Restricted cash	20,697	28,962
Customer custodial cash	3,697,031	7,181,148
Total cash, cash equivalents, and restricted cash	$ 8,884,461	$ 12,892,178
Supplemental disclosure of cash flow information		
Cash paid during the period for interest	$ 38,684	$ 43,630
Cash paid during the period for income taxes	10,669	10,002
Operating cash outflows for amounts included in the measurement of operating lease liabilities	7,559	7,020
Supplemental schedule of non-cash investing and financing activities		
Unsettled purchases of property and equipment	$ —	$ 283
Right-of-use assets obtained in exchange for operating lease obligations	135	3,240
Non-cash consideration paid for business combinations	51,494	324,925
Purchase of crypto assets and investments with non-cash consideration	9,330	17,096
Disposal of crypto assets for non-cash consideration	7,283	—
Crypto assets borrowed	272,590	505,176
Crypto assets borrowed repaid with crypto assets	304,433	935,792
Realized gain on crypto assets held as investments	48,491	—
Non-cash assets pledged as collateral	63,460	—
Non-cash assets pledged as collateral returned	42,514	—
Non-cash assets received as collateral	59,516	—
Non-cash assets received as collateral returned	86,390	—

Reconciliation of Net Loss to Adjusted EBITDA (unaudited)

	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23
			(in thousands)		
Net loss	$ (1,093,654)	$ (544,635)	$ (557,001)	$ (78,896)	$ (97,405)
Adjusted to exclude the following:					
(Benefit from) provision for income taxes	(146,915)	(99,055)	(13,877)	(86,780)	18,722
Depreciation and amortization	42,027	40,114	40,348	41,208	36,982
Interest expense	23,656	21,507	21,600	21,536	21,672
Crypto asset borrowing costs	1,566	945	2,728	1,520	1,218
Stock-based compensation	391,496	391,441	430,745	198,860	199,772
Crypto asset impairment, net[(1)]	377,005	—	5,672	12,085	8,499
Loss on investments, net[(2)]	69,289	1,577	30,579	5,008	3,172
Other impairment[(3)]	6,770	1,122	17,446	5,527	2,586
Gain on extinguishment of long-term debt, net	—	—	—	—	(17,855)
Restructuring	42,453	(1,232)	(518)	144,489	(1,035)
Change in unrealized foreign exchange	107,683	77,181	(163,736)	8,428	8,008
Fair value (gain) loss on foreign exchange derivatives	—	(22,935)	22,935	—	—
Fair value (gain) loss on derivatives	(2,500)	2,399	4,059	(3,199)	(10,731)
Non-recurring legal reserves and related costs	14,250	—	50,000	—	—
Other adjustments, net	15,797	15,679	(15,097)	13,866	20,347
Adjusted EBITDA	$ (151,077)	$ (115,892)	$ (124,117)	$ 283,652	$ 193,952

Note: Figures presented above may not sum precisely due to rounding

(1) Crypto asset impairment, net represents impairment on crypto assets still held.
(2) Includes impairment and net losses on investments.
(3) Other impairment represents impairment on intangible assets of $3.2 million, $0.1 million, $0.2 million and $0.5 million for the three months ended, June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023, respectively, and $3.6 million, $1.0 million, $17.2 million, $5.0 million and $2.6 million of impairment on property and equipment for the three months ended June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023.